Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q2 2016 Willbros Group Inc Earnings Call

EVENT DATE/TIME: AUGUST 01, 2016 / 02:00PM GMT

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Steve Breitigam Willbros Group, Inc. – VP-IR

Mike Fournier Willbros Group, Inc. – CEO and President

Van Welch Willbros Group, Inc. – EVP and CFO

CONFERENCE CALL PARTICIPANTS

Dan Mannes Avondale Partners – Analyst

Matt Tucker KeyBanc Capital Markets – Analyst

John Rogers D.A. Davidson & Co. – Analyst

PRESENTATION

Operator

Greetings and welcome to the Willbros Group second-quarter earnings call. (Operator Instructions) as a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Steve Breitigam, Vice President of Investor Relations. Thank you. Please go ahead.

Steve Breitigam – Willbros Group, Inc. – VP-IR

Good morning. And thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of this webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided in the Company press release announcing this call.

Information reported on this call speaks only as of today, August 1, 2016; and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated July 29, 2016 and on our website. Now I will turn the call over to Mike Fournier, President and CEO.

Mike Fournier – Willbros Group, Inc. – CEO and President

Good morning and thanks for joining our call this morning. We reported a second-quarter 2016 operating loss before special items of $1.5 million on slightly lower sequential revenue. This operating loss is an improvement from Q1 and is in line with our guidance.

The resizing efforts we started in late Q1 and into Q2 offset the operating challenges we encountered during the quarter, including the business disruption associated with the Fort McMurray forest fire and flooding on certain US pipeline projects.

Our total liquidity at June 30 of $85 million remains strong and is slightly higher than our March 31 balance. The amendment to our credit facility that we completed last week complements our liquidity position and eliminates any covenant concerns for the remainder of this year and provides for less stringent covenants for all of 2017. This covenant relief should provide greater comfort to our clients who are awarding work throughout the coming year. Van will provide commentary on this term loan amendment shortly.

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

On the operations side, the Utility T&D segment continues to grow and now accounts for over half of our revenue this year. We have established a new regional business unit in the Southeast US to better serve our existing UTD customer base and to provide a platform for further geographic expansion.

During the second quarter, we received our first fiber-optic award, consisting of installing approximately 300 miles of underground cable in the Charlotte, North Carolina area. This work has already begun and will continue through most of 2017. This award also brings with that the opportunity to expand in other markets that are being targeted by our client.

We are currently in discussions to add a second fiber optic related award for make-ready work, which entails relocating existing overhead and utilities on poles to provide room for fiber.

On the renewables front windfarm bidding remains very active with eight projects totaling over $200 million in bids outstanding. Process timing from business submission to contractor work date tends to drag on longer than we are accustomed to in our traditional market, often taking 3 to 4 months to complete. UTD has been awarded part of a project in North Texas to install an underground collection system. We remain very optimistic and are still forecasting increased wind renewable revenue in Q4 2016.

On the solar front, UTD has also been awarded its first solar tie-in project in Virginia. This project will start in mid-August. We see an increase in Utility T&D revenues during the last half of the year. Our biggest constraint remains the availability of qualified workers.

Moving to our oil and gas segments, an already difficult Canadian market environment was compounded with the devastating fire in the Fort McMurray area. While no damage was sustained to Willbros facilities, the majority of work sites were shut down and we had to temporarily relocate the Fort McMurray operations to our Edmonton offices.

A number of our employees and their families lost their homes as a result of the fires. I want to take a moment to recognize the actions of our Canadian management team for ensuring all of our employees in the Wood Buffalo region were accounted for and also for providing support, as well as supporting clients and minimizing disruption to our business. We have estimated the Q2 revenue loss attributable to the fire was approximately $7 million to $8 million. However, we anticipate recovery of most of this work during the remainder of 2016. Despite the low revenue volume, this segment was able to generate an operating profit for the quarter.

We are seeing a few optimistic signs with respect to the overall market conditions in Canada. Recent bidding opportunities remain under margin pressure but we believe we understand the Canadian market and can remain competitive.

The challenges facing our Oil and Gas segment continued in Q2 2016. While revenues were slightly below Q1, cost reductions contributed to an improved Q2 operating loss before special items. We do not have any large-diameter mainline pipeline work in backlog but are engaging in budgeting and bidding opportunities with potential adds to backlog for 2017 execution prior to the end of the year. Our pipeline integrity and facilities work are core service offerings and both of these businesses continue to generate operating profit.

The tank group saw a reduction in revenue in Q2, resulting in an operating loss. We’ve seen a general softening in bid activity for new tank construction with a small number of large tank and balance of plant projects on the horizon. Opportunities continue to be strong for tank maintenance and repair services. We’ve strengthened our business development efforts in conjunction with this new service offering and are taking additional steps to ensure we are competitive.

Now a few comments on backlog.

While we did not land any sizable awards during Q2, we did add approximately $93 million to our total backlog, with slightly over half of these additions coming from MSA’s in our Utility T&D segment. During July, we have been awarded three discrete projects totaling approximately $15 million to $20 million with immediate start dates, including our re-entry into the Canadian mainline pipeline market and our first venture into Canadian water treatment infrastructure sector.

Overall, bidding remains active in all three segments as we currently have approximately $445 million in tendered bids outstanding, excluding renewables. Approximately $150 million of these bids are on work to be started during the remainder of this year with the balance rolling over into 2017. Identifying quality revenue growth opportunities in all areas of our business is the focus for our entire organization.

To further our ability to build backlog, we have taken the following actions:

•	Enhanced analysis of market opportunities where we can competitively apply our core skill sets. Our entry into water treatment in Canada, emphasis on tank repair and maintenance in the US, and focus on delineating pipeline integrity work in the US and the push into renewables and fiber optics are a result of this initiative.

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

•	Increased focus on business development, which include adjustments to staff and engagement of senior operation personnel with clients.

•	Lastly, corporate-level engagement with our clients’ senior management to communicate changes made in the company over the last year with respect to improving the financial strength of the company and our commitment to our core business lines.

Van, I will now turn it over to you for financial commentary.

Van Welch – Willbros Group, Inc. – EVP and CFO

Thanks, Mike, and good morning. I would like to begin with our second-quarter 2016 operating results in comparison to our first-quarter 2016 operating results. Please note, consistent with our previous conference calls, we have prepared an additional reconciliation to our press release that excludes special items that affect the comparability of our operating results between periods.

In the second quarter of 2016, these special items include other charges of approximately $900,000 related to $1.1 million in employee severance costs and $400,000 in equipment lease abandonment charges, partially offset with $600,000 in income from changes in sub-lease estimates to previously recorded facility lease abandonment charges. These special items also include $500,000 in idle equipment costs in Canada related to a wildfire evacuation in Fort McMurray, as well as $200,000 in income associated with businesses and services we have exited.

Adjusted for special items, we recorded a second quarter 2016 operating loss of $1.5 million on contract revenue of $193.1 million, compared to an operating loss of $5.1 million on contract revenue of $198.4 million in the first quarter of 2016. The improved adjusted operating performance in the second quarter of 2016 compared to the first quarter of 2016 was primarily the result of lower overhead and higher equipment utilization in our Oil and Gas and Canada segments, due mainly to the rationalization of our equipment fleet.

Our Utility T&D segment reported decreased operating results on a sequential basis, primarily due to a lower employee benefit cost in Q1 and an increase in allocated corporate overhead in Q2 as a result of the segment’s increased percentage of total company revenue.

In our Oil and Gas segment, our Q2 results include two loss projects that were significantly hampered by heavy rainfall in Texas in April and May. Together, these projects lost approximately $3.2 million during the second quarter. Including these loss projects, we are expecting to generate approximately $10 million in revenue without any gross margin in the third quarter. Partially offsetting these losses in the segment was the favorable impact of the resolution of a contract dispute with a customer which yielded approximately $900,000 in operating income during the second quarter. Excluding the above, our gross margins as a whole exceeded our expectations.

Despite the loss of revenue and margin related to the forest fires, our Canada segment reported $1.2 million in operating income before special items during the second quarter. Included in these results was a gain on the sale of equipment of $1 million.

In the second quarter of 2016, we incurred $14.5 million in general and administrative overhead costs, which is a $2.6 million reduction from the first quarter of 2016. The reduction of general and administrative overhead, as well as indirect costs in the Oil and Gas and Canada segments, continues to provide cost savings, as anticipated. We are substantially complete with previously announced cost reduction initiatives. However, as market conditions require, we will continue to evaluate the need for further reduction of our project related indirect operating costs through additional equipment fleet rationalization and other cost cutting measures. Any further substantial reductions to business unit fixed indirect costs, such as personnel and facilities, would impact our service capabilities.

At June 30 we reported 12-month backlog of $373.2 million, which is a decrease of $84.1 million from 12-month backlog of $457.3 million at March 31, 2016. Our total backlog at June 30, 2016 was $672 million, which is a decrease of $111.3 million from total backlog of $783.3 million at March 31, 2016. A substantial portion of the total backlog reduction is a result of run-down on multi-year MSA contracts in Canada as well as our Utility T&D segment.

Specifically in Canada, we have two significant multi-year contracts that we will rebid in the third and fourth quarter. As we mentioned on our previous conference call, we were successful in renewing a similar one-year maintenance contract in the first quarter of 2016 and believe we are well-positioned for upcoming bids.

Our total liquidity at June 30, 2016 was approximately $84.5 million, which is composed of $48.7 million in cash and $35.8 million of revolver availability. There were no revolver borrowings at June 30, 2016. We expect liquidity levels to be slightly down over the last half of the year as we continue to support our working capital needs.

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

On July 26, 2016 we amended our Term Loan Credit Agreement to extend our covenant holiday through December 31, 2016 and add flexibility in our covenants throughout 2017. In consideration for the changes to the Term Credit Agreement, we paid an amendment fee of $2.3 million in the third quarter of 2016, which is expected to be amortized as interest expense over the remaining life of the term loan.

At June 30, 2016 our Term Loan principal balance exclusive of any discounts or debt issuance costs, remained approximately $92.2 million. Our DSO at June 30, 2016 was 67 days and was consistent between periods.

Now, finally guidance.

•	Q3 2016 revenue is expected to decrease slightly from Q2 2016 levels with Oil and Gas down, UTD flat and Canada up.

•	Adjusted operating income is expected to slightly decline in Q3 2016, mainly due to the lower revenue in Oil and Gas. Adjusted operating income is expected to increase in Utility T&D while Canada is expected to be flat.

•	With the ongoing market challenges in our energy segments and lack of visibility in the latter half of the year, we are reducing our total year revenue guidance to be in the range of $750 million to $800 million.

•	We do not expect to make any payments against our Term Loan debt for the remainder of the year. Total interest expense in 2016 is expected to be approximately $14 million with $10.5 million in cash interest.

I will now turn back to Mike for additional comments prior to taking questions. Mike?

Mike Fournier – Willbros Group, Inc. – CEO and President

Thanks, Van.

I think it’s important in this call to clearly communicate the balance of what the numbers are telling us with our sense of where our markets are going. Our 12-month backlog is down, at the same time we are starting to feel better in most of our business units about the quality of the opportunities we are responding to and our ability to win the work, as evidenced by recent small but strategic awards. We are still encountering some resistance in the large project arena, but feel senior management conversations with clients will positively impact this roadblock going forward.

As a result, the guidance for 2016 is heavily weighted towards work already in backlog with minimal dependence on new awards. Our belief, based upon the opportunities and actions we are taking today, will result in building backlog during the remainder of 2016 for 2017 execution.

Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions) Dan Mannes, Avondale Partners.

Dan Mannes – Avondale Partners – Analyst

First question, I guess, let’s talk about fiber. You mentioned a 300-mile underground fiber award. Did that come in during the second quarter or was that subsequent?

Mike Fournier – Willbros Group, Inc. – CEO and President

No, we signed that just through the end of the second quarter.

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

Dan Mannes – Avondale Partners – Analyst

So that is included in the backlog number?

Mike Fournier – Willbros Group, Inc. – CEO and President

Yes.

Dan Mannes – Avondale Partners – Analyst

Okay, got it.

Mike Fournier – Willbros Group, Inc. – CEO and President

The reason that I’m hesitating, Dan, is we are in the midst of another one that we haven’t quite made the standard of declaring in backlog.

Dan Mannes – Avondale Partners – Analyst

Got it. And then on the wind side, you mentioned a pretty big number in terms of what you are currently pursuing. Can you maybe remind us the scope of work you are looking at here? This is primarily collector systems and things like that; you are not actually doing tower erection or anything on those lines?

Mike Fournier – Willbros Group, Inc. – CEO and President

Yes, correct. We are not setting towers or the generators. We are doing the associated electrical work, which includes the gathering. More often than not, there’s a substation associated and in some cases a transmission line to take from the wind farm back to a utility substation.

Dan Mannes – Avondale Partners – Analyst

Got it. One more quick one and I’ll drop back in queue. On SG&A, you are all the way down to $14.6 million. You have done a really good job lowering the costs there. It sounded like from Van’s comments that you are maybe pretty close to the right run rate or any more cuts might be a challenge. Did I hear him correctly, or is there more opportunity to bring that down?

Mike Fournier – Willbros Group, Inc. – CEO and President

I think – and this is a balancing act. We feel that any further cuts will cut into what we call our capability. We are always adjusting capacity down at the business unit level, and with respect to the number of projects relative to the opportunities we see in front of us.

But we think we have cut as much as reasonable to still be credible responding to the opportunities we do see in front of us. And quite frankly, that’s the balancing act. In the short term the easiest would be to cut capability. But we don’t think that makes sense in the long term, and the balancing act as we get back into some of the – particularly on some of the oil and gas spaces that we have operated well in the past. And as you can see, we are also trying to balance this with investing resources into growth areas in UTD, where the return is immediate.

Van Welch – Willbros Group, Inc. – EVP and CFO

If you look at the comments, I think we are about done in G&A, general and administrative. So that was the message there. The second part of my prepared comments was around any indirect costs, project-related indirect costs where we would be looking at maybe equipment rationalization and if that’s a possibility. But as Mike said, the rest of what we consider to be fixed in direct, which includes the capability portion of those in direct – we think those are about done.

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

Dan Mannes – Avondale Partners – Analyst

Perfect. That makes a lot of sense. I’m going to hop back in queue.

Operator

Matt Tucker, KeyBanc.

Matt Tucker – KeyBanc Capital Markets – Analyst

First, can you just discuss your level of confidence as you revisit for some of these MSA’s that expired or will be expiring soon? And maybe just describe the competitive environment for those contracts.

Mike Fournier – Willbros Group, Inc. – CEO and President

Sure. So, as we mentioned, they are in Canada. This is in the oil sands maintenance, pipeline maintenance specifically. This is upwards of 20% of our annual business in Canada that’s at stake here. We mentioned in our script that we’ve gone through this process early in the year with one of the contracts and received a one-year renewal.

The landscape is very competitive. One of the reasons our revenues are down in the year to date in 2016 is some very aggressive bidding by some competitors in that space with respect to some small lump sum work.

Often, these are folks that are coming in and testing the market, and time will tell whether they took those projects at the right number. In terms of the MSA’s themselves, we’ve got a lot of historical information on competitive execution of that type of work. We have been doing it up there for 15 years and we are one of the dominant players in that market. We’ve worked very well with the CLAC union that provides our work force to get to a competitive labor rate. And it is a very productive workforce that we have today, with a lot of knowledge and experience around executing that work.

So from the standpoint of competitiveness, we think we are as competitive or actually more competitive in that space, based on our experience and are highly confident that we can win these renewals.

Matt Tucker – KeyBanc Capital Markets – Analyst

I appreciate that color. And then, maybe you could provide a little bit more color on the pipeline side in terms of competitive environment there, what type of projects you are seeing, what you are going after. Have there been any instances where you have been left off of bid lists that you want to be on? And maybe just more color in general in the pipeline side.

Mike Fournier – Willbros Group, Inc. – CEO and President

Sure. So starting in Canada, it his taken us a year and a half to reenter that market, in large part convincing clients that we had the people, the equipment, resources to carry on work there. So, we will be mobilizing in Q3 here on a relatively small piece of mainline work. And that, I think, visibility in the market there, I think, will help us going forward.

We are now starting to talk to some of the clients there around some of these larger opportunities, albeit tied up with the permitting and approval issues in Canada. So I think that’s more of a long term, that with respect to the large-diameter work there.

However, we still see a viable business in some of the mid-diameter and certainly integrity work in Canada. We have carried on doing integrity work in Canada, even during the time that we had exited the cross-country and, again, see that continuing to be a strong market going into 2017 and 2018.

Van Welch – Willbros Group, Inc. – EVP and CFO

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

Let me take the opportunity to add on to MSA just for clarification and a reminder. For backlog, we can only put in backlog things that represent signed contracts. So if you look at these longer term MSAs, especially if you look at UTD, the total backlog that we are reporting is going to decline as we work off every quarter of that MSA.

We do not make an assumption that those are going to be renewed, even though we are certainly hopeful and expect the MSAs are going to be renewed with these long existing clients. So I wanted to point that out because I know we did have a rather large reduction in our total backlog. A lot of that is the natural work off of the end of the period of when those MSAs expire.

Matt Tucker – KeyBanc Capital Markets – Analyst

Okay. Thanks, guys. And then I wanted to ask about the fiber optic award as well.

Can you give us any sense of the size of that contract? I believe you said 300 miles. And I guess I’m just surprised we don’t see more of an impact to the backlog.

And then I guess, secondly, can you give us any sense of – would you be able to tell us the customer or give us a sense of the type of customer, whether it has been one of the major carriers or one of the more nontraditional players in that space?

Mike Fournier – Willbros Group, Inc. – CEO and President

So I’ll get to fiber in a moment. Just to finish your first question, in terms of the pipeline space, we talked to Canada. In the US I will say there have been a couple of opportunities where we have got passed over. And hence, the initiative to engage at the executive level with our clients – I think we didn’t make enough effort in December and January as we took our debt down to go and talk with clients with respect to our liquidity strength. And what we are learning is every client is looking for something slightly different when they looked at our financials. And with all the businesses we’ve shut down, it isn’t as easy to interpret if you are just looking at the numbers.

So in June here, we started doing these visits. Van and myself are typically the ones having the conversations, well-received and certainly, I think, a higher comfort level from our clients going forward.

In terms of the opportunities, there are a few shorter-run, large-diameter pieces of work in Texas and up through Oklahoma that we are looking at and spending a lot of time now filling in, as I mentioned in the script, the integrity market in the Southeast and through to Texas.

With respect to the fiber work, we are a subcontractor to a general contractor that’s managing a multiyear program. As such, the opportunity is to piggyback further work releases off of the initial contract. And in terms of the value of the work, I think this first work order is in the neighborhood of $5 million, and we see an additional opportunity for another $5 million in that area in a similar sized project with a different client in the Houston area.

The make-ready work in some ways is a more complex scope. The skill sets are more – higher skill sets required to do the relocates. And we see that opportunity probably on an annualized basis compared with our capacity to grow and move qualified individuals into the region to do that type of work is probably in the neighborhood of $15 million-$20 million a year.

Matt Tucker – KeyBanc Capital Markets – Analyst

Great. Thanks a lot, guys. I’ll jump back in the queue.

Operator

(Operator Instructions) John Rogers, D.A. Davidson.

John Rogers – D.A. Davidson & Co. – Analyst

Just a couple of follow-ups – first of all, Mike, did you say that the 300 miles of fiber optic – how does that relate to the $5 million value?

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

Mike Fournier – Willbros Group, Inc. – CEO and President

I think what I am talking about is annual, in terms of $5 million. This will be – it will take us multiyear to get through that 300 miles. So we think of it more in terms of how many crews. So that probably represents in the neighborhood of six crews. And that’s all boring, drilling type crews that are doing that work. And it’s equipment; you’ve got to have the equipment to do it.

But relatively easy work compared to the overhead electrical that’s associated with our relocates.

John Rogers – D.A. Davidson & Co. – Analyst

Okay, great. I just – thank you.

Mike Fournier – Willbros Group, Inc. – CEO and President

What the constraint is, in all these cases you have got to get ahead and get the permitting and the access to do the installs. So that, in some ways, becomes the governor on the rate of install in any given area.

John Rogers – D.A. Davidson & Co. – Analyst

Okay. And the next projects would be similar; these will be spread out over a number of years?

Mike Fournier – Willbros Group, Inc. – CEO and President

Yes. The idea is that you build up multiple crews working multiple areas, and that’s where you start getting the volume. And the key for us is that breakover point of getting to competitive unit rates for that type of work.

In this case, the equipment and the resourcing isn’t as difficult as the overhead work.

John Rogers – D.A. Davidson & Co. – Analyst

Okay. And then, Van, you went through – and I’m sorry if I’m slow. But in terms of the guidance that you talked about by segment, were those all references to the second half when you said – and I just want to make sure I’ve got this right. You’ve got oil and gas revenue down, Canadian revenue down but – and T&D up but then flat operating income in Canada, oil and gas down and T&D up? Is that right?

Van Welch – Willbros Group, Inc. – EVP and CFO

Yes, John. Thanks for that clarifying question. We are looking at sequential. We are looking at from Q2 to Q3.

John Rogers – D.A. Davidson & Co. – Analyst

Okay, okay. Q3 versus Q2. All right.

And then in terms of the refinancing, the $2.3 million over the remaining life of the loan – what is the remaining life of the loan? And what are the significant covenant relief here that you’ve got?

Van Welch – Willbros Group, Inc. – EVP and CFO

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

The remaining life of the loan is December 31, 2019. And the covenant’s amendments – we have a covenant holiday. We’ve extended our covenant holiday through the end of the year in 2016.

John Rogers – D.A. Davidson & Co. – Analyst

That’s the EBITDA?

Van Welch – Willbros Group, Inc. – EVP and CFO

That’s on both. We have two major – we have an interest coverage ratio and a leverage ratio. Those holidays apply to both, through the rest of 2017. And then we are showing – we have amended and gained flexibility in 2017, where in Q1 on the leverage ratio we were 6 to 1, in Q1-Q2 we are 5 to 1. And in Q3 we are 3 1/2 to 1. And in Q4 we are 3 to 1.

And it’s a like kind of adjustment on the interest coverage ratio. We’ve actually detailed all of that in our Q as well, John.

John Rogers – D.A. Davidson & Co. – Analyst

Okay. Sorry; I’ll go look at it in there. All right. And then, just in terms of your expectations for CapEx now for the remainder of 2016?

Van Welch – Willbros Group, Inc. – EVP and CFO

Yes. Just to give you an update, we spent about $2 million through the first part of the year in CapEx. Our budget for the year was about $11.5 million in 2016. So we had a spend of about $1.9 million for June. And we had total AFEs approved of about $2.4 million. My expectation, John, is we will be well under our approved capital budget.

John Rogers – D.A. Davidson & Co. – Analyst

Okay, okay. And then one last thing, I guess for Mike, is that there have been some reports lately coming out of Canada about maybe some increased capital budgets up there. I don’t know how much of it is related post-fire and how much is related to higher spot prices for commodity. And I guess I’m just wondering, have you seen that in terms of your bidding prospects specifically as it relates to oil sands? Or is that something more into 2017?

Mike Fournier – Willbros Group, Inc. – CEO and President

Yes; I would say very little in the way of project opportunities for 2017 in the oil sands. There is some sustainable project work that we are starting to get some visibility to and responding to, but nothing in the form of major new projects, I think with maybe one exception; the Fort Hills project continues to move along. Our scoping and the type of work that we do – we have done what is in our wheelhouse to do with respect to that project.

Where we are starting to see some spend is on the infrastructure side, and that’s basically driven by government policy up there and the skill set that’s transferable for us is on the water treatment side of things. And we have gotten two small awards there that for us is build resume on small projects and then we see some opportunities, a fairly large number of opportunities for projects that are in the $5 million to $15 million range that we now believe that we can get to a competitive price point, based on the small awards, and look to add that revenue stream, as it has been an offset downturn in the oil and gas side of the business.

John Rogers – D.A. Davidson & Co. – Analyst

Okay, thank you.

Operator

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AUGUST 01, 2016 / 02:00PM GMT, WG - Q2 2016 Willbros Group Inc Earnings Call

(Operator Instructions) It seems that we have no further questions at this time. I would like to turn the floor back over to management for closing comments.

Mike Fournier – Willbros Group, Inc. – CEO and President

Okay. Well, folks, thanks for participating in the call today and your continued interest in our company. We look forward to our next-quarter conference call. Thank you.

Operator

Ladies and gentlemen, thank you for your participation. This does conclude today’s teleconference. You may disconnect, and have a wonderful day.

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